Exhibit 99.1

FOR IMMEDIATE RELEASE
October 24, 2019
Analysts: Mark Muth (mark.muth@huntington.com), 614.480.4720
Media: Matt Samson (matt.b.samson@huntington.com), 312.263.0203

HUNTINGTON BANCSHARES INCORPORATED REPORTS 2019 THIRD QUARTER EARNINGS OF $0.34 PER COMMON SHARE
Results Include 3% Year-Over-Year Increase in Earnings Per Common Share and 17% Year-Over-Year Increase in Tangible Book Value Per Common Share
COLUMBUS, Ohio – Huntington Bancshares Incorporated (Nasdaq: HBAN; www.huntington.com) reported net income for the 2019 third quarter of $372 million, a decrease of 2% from the year-ago quarter. Earnings per common share (EPS) for the 2019 third quarter were $0.34, up 3% from the year-ago quarter. Tangible book value per common share as of 2019 third quarter-end was $8.25, a 17% year-over-year increase. Return on average assets was 1.37%, return on average common equity was 13.4%, and return on average tangible common equity was 17.3%.
“Our solid third quarter results reflect continued momentum across our businesses despite a challenging operating environment,” said Steve Steinour, chairman, president, and CEO. "We are pleased with 4% revenue growth, especially the growth in noninterest income. With the prevailing outlook for additional interest rate cuts, we remain committed to disciplined expense management and have taken actions to reduce our expense growth. We remain on track to deliver full-year positive operating leverage in 2019, and we are currently projecting positive operating leverage again in 2020."
"Consumer confidence remains at a high level, and consumers continue to perform well. We experienced strong origination activity in our home lending and auto finance businesses, while maintaining our underwriting discipline. Consistent with recent economic data pointing toward slowing growth, compounded by uncertainty related to trade and tariffs, we have seen a shift in tone from some of our manufacturing customers, which has impacted certain of their investments and expansions. While our commercial loan pipeline remains consistent with a year ago, providing us near-term confidence, we have a more measured outlook for commercial loan growth over the medium term."
"As we have stated the past few quarters, we do not foresee a recession in the near term. Our core earnings power, strong capital, aggregate moderate-to-low risk appetite, and long-term strategic alignment position us to withstand economic headwinds should they emerge,” Steinour said.

2019 Third Quarter Highlights compared with 2018 Third Quarter:

•	Fully-taxable equivalent total revenue increased $42 million, or 4%.

•	Fully-taxable equivalent net interest income decreased $5 million, or 1%.

•	Net interest margin decreased 12 basis points to 3.20%.

•	Noninterest income increased $47 million, or 14%, driven by a $23 million, or 74%, increase in mortgage banking income.

•	Noninterest expense increased $16 million, or 2%.

•	Efficiency ratio of 54.7%, down from 55.3%.

•	Average loans and leases increased $2.3 billion, or 3%, year-over-year, including a $1.5 billion, or 4%, increase in commercial loans and a $0.8 billion, or 2%, increase in consumer loans.

•	Average core deposits increased $1.7 billion, or 2%, year-over-year.

•	Net charge-offs equated to 0.39% of average loans and leases, up from 0.16%.

•	Nonperforming asset ratio of 0.64%, up from 0.55%.

•	Common Equity Tier 1 (CET1) risk-based capital ratio of 10.02%, up from 9.89% and consistent with our 9% to 10% operating guideline.

•	Tangible common equity (TCE) ratio of 8.00%, up from 7.25%.

•	Tangible book value per common share increased $1.19, or 17%, to $8.25.

•	Repurchased $68 million of common stock (5.2 million shares at an average price of $13.02 per share).

Table 1 – Earnings Performance Summary

	2019			2018
(in millions, except per share data)	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
Net Income	$372	$364	$358	$334	$378
Diluted earnings per common share	0.34	0.33	0.32	0.29	0.33

Return on average assets	1.37%	1.36%	1.35%	1.25%	1.42%
Return on average common equity	13.4	13.5	13.8	12.9	14.3
Return on average tangible common equity	17.3	17.7	18.3	17.3	19.0
Net interest margin	3.20	3.31	3.39	3.41	3.32
Efficiency ratio	54.7	57.6	55.8	58.7	55.3

Tangible book value per common share	$8.25	$7.97	$7.67	$7.34	$7.06
Cash dividends declared per common share	0.15	0.14	0.14	0.14	0.14
Average diluted shares outstanding	1,051	1,060	1,066	1,073	1,104

Average earning assets	$99,692	$99,188	$99,212	$97,752	$96,753
Average loans and leases	75,096	74,932	74,775	73,822	72,751
Average core deposits	79,335	78,723	79,033	79,078	77,680

Tangible common equity / tangible assets ratio	8.00%	7.80%	7.57%	7.21%	7.25%
Common equity Tier 1 risk-based capital ratio	10.02	9.88	9.84	9.65	9.89

NCOs as a % of average loans and leases	0.39%	0.25%	0.38%	0.27%	0.16%
NAL ratio	0.58	0.57	0.56	0.45	0.50
ALLL as a % of total loans and leases	1.05	1.03	1.02	1.03	1.04

Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 2 – Net Interest Income and Net Interest Margin Performance Summary – Year-over-Year Net Interest Margin Compression Outpaced Increase in Average Earning Assets

	2019			2018
($ in millions)	Third	Second	First	Fourth	Third	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Net interest income	$799	$812	$822	$833	$802	(2)%	—%
FTE adjustment	6	7	7	8	8	(14)	(25)
Net interest income - FTE	805	819	829	841	810	(2)	(1)
Noninterest income	389	374	319	329	342	4	14
Total revenue - FTE	$1,194	$1,193	$1,148	$1,170	$1,152	—%	4%

						Change (bp)
Yield / Cost						LQ	YOY
Total earning assets	4.21%	4.35%	4.40%	4.32%	4.16%	(14)	5
Total loans and leases	4.67	4.80	4.85	4.76	4.60	(13)	7
Total securities	2.74	2.79	2.86	2.84	2.73	(5)	1
Total interest-bearing liabilities	1.36	1.39	1.35	1.23	1.13	(3)	23
Total interest-bearing deposits	0.98	0.97	0.94	0.84	0.73	1	25

Net interest rate spread	2.85	2.96	3.05	3.09	3.03	(11)	(18)
Impact of noninterest-bearing funds on margin	0.35	0.35	0.34	0.32	0.29	—	6
Net interest margin	3.20%	3.31%	3.39%	3.41%	3.32%	(11)	(12)
See Pages 7-9 of Quarterly Financial Supplement for additional detail.

Fully-taxable equivalent (FTE) net interest income for the 2019 third quarter decreased $5 million, or 1%, from the 2018 third quarter. This reflected a 12 basis point decrease in the FTE net interest margin (NIM) to 3.20%, partially offset by the benefit from a $2.9 billion, or 3%, increase in average earning assets. The NIM compression reflected a 23 basis point increase in average interest-bearing liability costs, partially offset by a 5 basis point year-over-year increase in average earning asset yields and a 6 basis point increase in the benefit from noninterest-bearing funds. The increase in average interest-bearing liability costs primarily reflects higher interest-bearing deposit costs (up 25 basis points). The increase in earning asset yields was driven by higher consumer loan yields (up 18 basis points) as securities yields were relatively flat (up 1 basis point) and commercial loan yields decreased modestly (down 5 basis points). Embedded within these yields and costs, FTE net interest income during the 2019 third quarter included $11 million, or approximately 4 basis points, of purchase accounting impact compared to $17 million, or approximately 7 basis points, in the year-ago quarter.
Compared to the 2019 second quarter, FTE net interest income decreased $13 million, or 2%, reflecting the NIM compression of 11 basis points, partially offset by a 1% increase in average earning assets. The NIM compression reflected a 14 basis point decrease in average earning asset yields, partially offset by a 3 basis point decrease in average interest-bearing liability costs. The decrease in earning asset yields was primarily driven by the impact of lower LIBOR rates in the quarter on commercial loan yields. The decrease in average interest-bearing liability costs primarily reflects lower short-term borrowings costs. The purchase accounting impact on the NIM was approximately 4 basis points in the 2019 third quarter, down 1 basis point from the prior quarter.

Table 3 – Average Earning Assets – C&I and Residential Mortgage Loan Growth Drive Year-over-year Earning Asset Growth

	2019			2018
($ in billions)	Third	Second	First	Fourth	Third	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Commercial and industrial	$30.6	$30.6	$30.5	$29.6	$28.9	0%	6%
Commercial real estate	6.9	6.9	6.9	6.9	7.2	0	(3)
Total commercial	37.6	37.5	37.4	36.5	36.0	0	4
Automobile	12.2	12.2	12.4	12.4	12.4	0	(2)
Home equity	9.4	9.5	9.6	9.8	9.9	(1)	(5)
Residential mortgage	11.2	11.0	10.8	10.6	10.2	2	10
RV and marine	3.5	3.4	3.3	3.2	3.0	3	17
Other consumer	1.3	1.3	1.3	1.3	1.2	0	2
Total consumer	37.5	37.4	37.4	37.3	36.7	0	2
Total loans and leases	75.1	74.9	74.8	73.8	72.8	0	3
Total securities	23.1	22.9	23.1	22.7	23.2	1	(1)
Held-for-sale and other earning assets	1.5	1.4	1.3	1.3	0.8	11	86
Total earning assets	$99.7	$99.2	$99.2	$97.8	$96.8	1%	3%
See Page 7 of Quarterly Financial Supplement for additional detail.

Average earning assets for the 2019 third quarter increased $2.9 billion, or 3%, from the year-ago quarter, primarily reflecting a $2.3 billion, or 3%, increase in average loans and leases. Average commercial and industrial (C&I) loans increased $1.8 billion, or 6%, reflecting growth in corporate banking, dealer floorplan, and asset finance. Average residential mortgage loans increased $1.0 billion, or 10%, driven by the successful expansion of our home lending business within our existing markets and the lower rate environment. Average RV and marine loans increased $0.5 billion, or 17%, reflecting market share increases across our markets, while maintaining our commitment to super prime originations. Held-for-sale and other earning assets increased $0.7 billion, or 86%, primarily due to the inclusion of deposits in Federal Reserve Bank balances. These balances were treated as non-earning assets prior to the fourth quarter 2018. Partially offsetting these increases, average home equity loans and lines of credit decreased $0.5 billion, or 5%, reflecting a shift in consumer preferences.
Compared to the 2019 second quarter, average earning assets increased $0.5 billion, or 1%, from the prior quarter. Average total consumer loans were relatively unchanged, as modest increases in residential mortgage and RV and marine loans were largely offset by a decline in home equity loans.
On June 14, 2019, Huntington completed the sale of the Wisconsin retail branches, which included $117 million of loans held-for-sale.

Table 4 – Average Liabilities – Money Market Drives Continued Year-over-Year Growth in Core Deposits

	2019			2018
	Third	Second	First	Fourth	Third	Change (%)
($ in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Demand deposits - noninterest-bearing	$19.9	$19.8	$19.9	$20.4	$20.2	1%	(2)%
Demand deposits - interest-bearing	19.8	19.7	19.8	19.9	19.6	1	1
Total demand deposits	39.7	39.5	39.7	40.3	39.8	1	0
Money market deposits	24.3	23.3	22.9	22.6	21.5	4	13
Savings and other domestic deposits	9.7	10.1	10.3	10.5	11.4	(4)	(15)
Core certificates of deposit	5.7	5.9	6.1	5.7	4.9	(3)	15
Total core deposits	79.3	78.7	79.0	79.1	77.7	1	2
Other domestic deposits of $250,000 or more	0.3	0.3	0.3	0.3	0.3	2	11
Brokered deposits and negotiable CDs	2.6	2.7	3.4	3.5	3.5	(3)	(26)
Total deposits	$82.2	$81.7	$82.7	$82.9	$81.5	1%	1%

Short-term borrowings	$2.3	$3.2	$2.3	$1.0	$1.7	(26)%	35%
Long-term debt	9.5	8.9	9.0	8.9	8.9	7	7
Total debt	$11.8	$12.1	$11.3	$9.9	$10.6	(2)%	11%

Total interest-bearing liabilities	$74.2	$74.0	$74.1	$72.4	$71.9	0%	3%
See Page 7 of Quarterly Financial Supplement for additional detail.

Average total interest-bearing liabilities for the 2019 third quarter increased $2.3 billion, or 3%, from the year-ago quarter. Average total deposits increased $0.8 billion, or 1%, while average total core deposits increased $1.7 billion, or 2%. Average money market deposits increased $2.7 billion, or 13%, reflecting growth driven by promotional pricing over the past six quarters and a continued shift in consumer product mix. Average core certificates of deposit increased $0.8 billion, or 15%, reflecting the consumer deposit growth initiatives in the third quarter of 2018. Savings and other domestic deposits decreased $1.8 billion, or 15%, primarily reflecting a continued shift in consumer product mix. Average short-term borrowings and long-term debt increased $0.6 billion, or 35%, and $0.6 billion, or 7%, respectively, as a result of earning asset growth. Partially offsetting these increases, average brokered deposits and negotiable CDs decreased $0.9 billion, or 26%, reflecting a shift to lower cost funding sources.
Compared to the 2019 second quarter, average total interest-bearing liabilities increased $0.2 billion, or less than 1%. Average total deposits increased $0.5 billion, or 1%, as the $1.0 billion, or 4%, increase in money market accounts more than offset the $0.4 billion, or 4%, decrease in savings deposits, primarily reflecting promotional money market pricing and a continued shift in consumer product mix. Reflecting changes in the wholesale funding mix, average long-term debt increased $0.6 billion, or 7%, due to the $0.8 billion senior note issuance in August, while average short-term borrowings decreased $0.8 billion, or 26%.
On June 14, 2019, Huntington completed the sale of the Wisconsin retail branches, which included $725 million of deposits.

Noninterest Income
Table 5 – Noninterest Income – Mortgage Banking and Capital Markets Fuel Growth in Noninterest Income

	2019			2018
	Third	Second	First	Fourth	Third	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Service charges on deposit accounts	$98	$92	$87	$94	$93	7%	5%
Card and payment processing income	64	63	56	58	57	2	12
Trust and investment management services	44	43	44	42	43	2	2
Mortgage banking income	54	34	21	23	31	59	74
Capital markets fees	36	34	22	34	26	6	38
Insurance income	20	23	21	21	19	(13)	5
Bank owned life insurance income	18	15	16	16	19	20	(5)
Gain on sale of loans and leases	13	13	13	16	16	0	(19)
Securities gains (losses)	—	(2)	—	(19)	(2)	NM	NM
Other income	42	59	39	44	40	(29)	5
Total noninterest income	$389	$374	$319	$329	$342	4%	14%
See Pages 10-11 of Quarterly Financial Supplement for additional detail.

Total noninterest income for the 2019 third quarter increased $47 million, or 14%, from the year-ago quarter. Mortgage banking income increased $23 million, or 74%, primarily reflecting higher overall salable spreads and $8 million of income from net mortgage servicing rights (MSR) risk management. Capital markets fees increased $10 million, or 38%, driven by increased underwriting activity associated with the Hutchinson, Shockey, Erley & Co. acquisition. Card and payment processing income increased $7 million, or 12%, and service charges on deposit accounts increased $5 million, or 5%, both primarily reflecting increased account activity.
Compared to the 2019 second quarter, total noninterest income increased $15 million, or 4%. Mortgage banking income increased $20 million, or 59%, primarily reflecting higher overall salable spreads and a $10 million increase in net MSR risk management. Service charges on deposit accounts increased $6 million, or 7%, primarily reflecting seasonality. Partially offsetting these increases, other income decreased $17 million, or 29%, primarily reflecting the $15 million gain on the sale of the Wisconsin retail branches and a $5 million mark-to-market adjustment on economic hedges in the 2019 second quarter, whereas the 2019 third quarter included a $6 million increase in mezzanine gains.

Noninterest Expense
Table 6 – Noninterest Expense – Continued Investment in Digital and Mobile Technology

	2019			2018
	Third	Second	First	Fourth	Third	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$406	$428	$394	$399	$388	(5)%	5%
Outside data processing and other services	87	89	81	83	69	(2)	26
Net occupancy	38	38	42	70	38	0	—
Equipment	41	40	40	48	38	3	8
Deposit and other insurance expense	8	8	8	9	18	0	(56)
Professional services	16	12	12	17	17	33	(6)
Marketing	10	11	7	15	12	(9)	(17)
Amortization of intangibles	12	12	13	13	13	0	(8)
Other expense	49	62	56	57	58	(21)	(16)
Total noninterest expense	$667	$700	$653	$711	$651	(5)%	2%
(in thousands)
Average full-time equivalent employees	15.7	15.8	15.7	15.7	15.8	(1)%	(1)%
See Page 10 of Quarterly Financial Supplement for additional detail.

Total noninterest expense for the 2019 third quarter increased $16 million, or 2%, from the year-ago quarter. Personnel costs increased $18 million, or 5%, primarily reflecting a shift toward colleagues supporting our core strategies and the implementation of annual merit increases in the 2019 second quarter. Outside data processing and other services increased $18 million, or 26%, primarily driven by higher technology investment costs. Deposit and other insurance expense decreased $10 million, or 56%, due to the discontinuation of the FDIC surcharge in the 2018 fourth quarter. Other expense decreased $9 million, or 16%, primarily as a result of operational losses in the third quarter 2018 and reduced OREO and other credit-related expense.
Total noninterest expense decreased $33 million, or 5%, from the 2019 second quarter. Personnel costs decreased $22 million, or 5%, primarily reflecting the timing of equity compensation expense in the second quarter and lower benefits expense. Other expense decreased $13 million, or 21%, primarily as a result of a $5 million Columbus Foundation donation and other discretionary spend in the 2019 second quarter.

Table 7 – Credit Quality Metrics – NCOs Near Low End of Average Through-the-Cycle Target Range

	2019			2018
($ in millions)	September 30,	June 30,	March 31,	December 31,	September 30,
Total nonaccrual loans and leases	$438	$425	$417	$340	$370
Total other real estate	12	14	18	23	27
Other NPAs (1)	32	21	26	24	6
Total nonperforming assets	482	460	461	387	403
Accruing loans and leases past due 90+ days	163	152	147	170	154
NPAs + accruing loans and leases past due 90+ days	$645	$612	$608	$557	$557
NAL ratio (2)	0.58%	0.57%	0.56%	0.45%	0.50%
NPA ratio (3)	0.64	0.61	0.61	0.52	0.55
(NPAs+90 days)/(Loans+OREO)	0.86	0.82	0.81	0.74	0.76
Provision for credit losses	$82	$59	$67	$60	$53
Net charge-offs	73	48	71	50	29
Net charge-offs / Average total loans	0.39%	0.25%	0.38%	0.27%	0.16%
Allowance for loans and lease losses (ALLL)	$783	$774	$764	$772	$761
Allowance for unfunded loan commitments and letters of credit	101	101	100	96	97
Allowance for credit losses (ACL)	$884	$875	$864	$868	$858
ALLL as a % of:
Total loans and leases	1.05%	1.03%	1.02%	1.03%	1.04%
NALs	179	182	183	228	206
NPAs	163	168	166	200	189

(1)	Other nonperforming assets include certain impaired securities and/or nonaccrual loans held-for-sale.

(2)	Total NALs as a % of total loans and leases.

(3)	Total NPAs as a % of sum of loans and leases, other real estate owned, and other NPAs.
See Pages 12-15 of Quarterly Financial Supplement for additional detail.

Overall asset quality performance remained consistent with prior periods although there was some volatility in the commercial portfolio. The consumer portfolio metrics continue to reflect our focus on high quality borrowers.  The commercial portfolios showed higher net charge-offs (NCOs) in the third quarter primarily associated with two energy credits. The overall commercial portfolio has generally performed consistently, with some quarter-to-quarter volatility as a result of the absolute low level of problem loans.
Nonperforming assets (NPAs) increased to $482 million, or 0.64% of total loans and leases and OREO, from $403 million, or 0.55%, a year ago. Nonaccrual loans and leases increased $68 million, or 18%, to $438 million, or 0.58% of total loans and leases. The year-over-year increase was centered in the C&I portfolio and was partially offset by a decrease in the commercial real estate and home equity portfolios. OREO balances decreased $15 million, or 56%, primarily reflecting a continued reduction in residential properties. On a year-over-year basis, there was an increase in Other NPAs associated with the securities portfolio as well as one energy credit, which was partially charged off and moved to held-for-sale this quarter. On a linked quarter basis, NALs increased $13 million, or 3%, while NPAs increased $22 million, or 5%.
The provision for credit losses increased $29 million year-over-year to $82 million in the 2019 third quarter. Net charge-offs increased $44 million to $73 million. The increase was centered in two specific energy credit relationships, which made up nearly three-fourths of the total commercial net charge-offs. Consumer charge-offs have remained consistent with expectations over the past year. NCOs represented an annualized 0.39% of average loans and leases in the current quarter, up from 0.25% in the prior quarter and up from 0.16% in the year-ago quarter. We remain confident in the long-term performance of our credit portfolios.
The allowance for loan and lease losses as a percentage of total loans and leases increased to 1.05% compared to 1.04% a year ago, while the ALLL as a percentage of period-end total NALs decreased to 179% from 206% over the same period. The increase in the ALLL was primarily a result of loan growth and portfolio management activity. We believe the levels of the ALLL and ACL are appropriate given the low level of problem loans and the current composition of the overall loan and lease portfolio.

Capital
Table 8 – Capital Ratios – Building Capital Ratios in Preparation for CECL Implementation

	2019			2018
($ in billions)	September 30,	June 30,	March 31,	December 31,	September 30,
Tangible common equity / tangible assets ratio	8.00%	7.80%	7.57%	7.21%	7.25%
Common equity tier 1 risk-based capital ratio (1)	10.02%	9.88%	9.84%	9.65%	9.89%
Regulatory Tier 1 risk-based capital ratio (1)	11.41%	11.28%	11.25%	11.06%	11.33%
Regulatory Total risk-based capital ratio (1)	13.29%	13.13%	13.11%	12.98%	13.36%
Total risk-weighted assets (1)	$86.7	$86.3	$86.0	$85.7	$83.6

(1)	September 30, 2019 figures are estimated. Amounts are presented on a Basel III standardized approach basis for calculating risk-weighted assets.
See Pages 16-17 of Quarterly Financial Supplement for additional detail.

The tangible common equity to tangible assets ratio was 8.00% at September 30, 2019, up 75 basis points from a year ago. Common Equity Tier 1 (CET1) risk-based capital ratio was 10.02%, up from 9.89% a year ago. The regulatory Tier 1 risk-based capital ratio was 11.41% compared to 11.33% at September 30, 2018. All capital ratios were impacted by the repurchase of $445 million of common stock (33.3 million shares at an average price of $13.63 per share) over the last four quarters, including $68 million repurchased during the 2019 third quarter.

Income Taxes
The provision for income taxes was $67 million in the 2019 third quarter compared to $62 million in the 2018 third quarter. The effective tax rates for the 2019 third quarter and 2018 third quarter were 15.4% and 14.1%, respectively. The 2019 third quarter and 2018 third quarter included $1 million and $3 million, respectively, of tax benefits related to stock-based compensation.
At September 30, 2019, we had a net federal deferred tax liability of $213 million and a net state deferred tax asset of $34 million.

Expectations - 2019
Full-year 2019 net interest income is expected to increase approximately 1% versus 2018, while full-year noninterest income is expected to increase approximately 9% to 12%. Full-year noninterest expense is expected to increase approximately 2% to 2.5%.
Average loans and leases are expected to increase approximately 4% on an annual basis. Average total deposits are expected to increase approximately 3% on an annual basis.
Asset quality metrics are expected to remain better than our average through-the-cycle target ranges, with some moderate quarterly volatility.
The effective tax rate for the 2019 fourth quarter is expected to be in the range of 15.5% to 16.5%.

Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on October 24, 2019, at 9:00 a.m. (Eastern Daylight Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (877) 407-8029; Conference ID #13694410. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through November 1, 2019 at (877) 660-6853 or (201) 612-7415; conference ID #13694410.
Please see the 2019 Third Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on the Investor Relations section of Huntington's website,
http://www.huntington.com.

About Huntington
Huntington Bancshares Incorporated is a regional bank holding company headquartered in Columbus, Ohio, with $109 billion of assets and a network of 868 full-service branches, including 12 Private Client Group offices, and 1,442 ATMs across seven Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides vehicle finance, equipment finance, national settlement, and capital market services that extend beyond its core states. Visit huntington.com for more information.

Caution regarding Forward-Looking Statements
This communication contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements, which are not historical facts and are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets; movements in interest rates; reform of LIBOR; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services implementing our “Fair Play” banking philosophy; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; and other factors that may affect our future results. Additional factors that could cause results to differ materially from those described above can be found in our 2018 Annual Report on Form 10-K, as well as our subsequent Securities and Exchange Commission ("SEC") filings, which are on file with the SEC and available in the “Investor Relations” section of our website, http://www.huntington.com, under the heading “Publications and Filings.”
All forward-looking statements speak only as of the date they are made and are based on information available at that time. We do not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Basis of Presentation
Use of Non-GAAP Financial Measures
This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, conference call slides, or the Form 8-K related to this document, all of which can be found in the Investor Relations section of Huntington’s website,
http://www.huntington.com.

Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per Share Equivalent Data
Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of our financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying an effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.
Rounding
Please note that columns of data in this document may not add due to rounding.
Significant Items
From time to time, revenue, expenses, or taxes are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at that time to be infrequent or short term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the company – e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, and litigation actions. In other cases they may result from management decisions associated with significant corporate actions out of the ordinary course of business – e.g., merger/restructuring charges, recapitalization actions, and goodwill impairment.
Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, and asset valuation write-downs reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.
Management believes the disclosure of “Significant Items”, when appropriate, aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the company’s performance - i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, management has adopted a practice of listing “Significant Items” in our external disclosure documents (e.g., earnings press releases, quarterly performance discussions, investor presentations, and Forms 10-Q and 10-K).
“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those which may be described from time to time in Huntington’s filings with the Securities and Exchange Commission.
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